Pricing supplement No. 1308B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated August 26, 2011; Rule 424(b)(2)

$1,000,000 Digital Payment Securities Linked to the Russell 2000® Index due February 28, 2013

The securities are designed for investors who seek a return linked to the performance of the Russell 2000® Index (the “Index”). If the Final Level is greater than or equal to the Initial Level, investors will be entitled to receive at maturity the Face Amount of securities plus a fixed payment of $211.00 per $1,000 Face Amount of securities. If the Final Level is less than the Initial Level but greater than or equal to the Barrier Level, investors will be entitled to receive at maturity the Face Amount of securities. However, if the Final Level is less than the Barrier Level, investors will be fully exposed to the negative Index Return. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Level is less than the Barrier Level. Any payment at maturity is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	August 26, 2011
Issue Date	August 31, 2011
Final Valuation Date†	February 25, 2013
Maturity Date†	February 28, 2013
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Index	Russell 2000® Index (Ticker: RTY)
Issue Price	100% of the Face Amount
Digital Return Percentage	21.10%
Barrier Level	70.00% of the Initial Level
Index Return	Final Level – Initial Level Initial Level
Initial Level	691.79
Final Level	The Index closing level on the Final Valuation Date
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1 CP 4
ISIN	US2515A1CP40

†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index:	Russell 2000® Index (Ticker: RTY)
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Level is equal to or greater than the Initial Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Digital Return Percentage)
The maximum Payment at Maturity will equal $1,211.00 per $1,000 Face Amount of securities, regardless of whether the Final Level has increased from the Initial Level by more than the Digital Return Percentage.

If the Final Level is less than the Initial Level but greater than or equal to the Barrier Level, you will be entitled to receive a cash Payment at Maturity equal to $1,000 per $1,000 Face Amount of securities.

If the Final Level is less than the Barrier Level, you will be fully exposed to the negative Index Return, and you will lose 1.00% of the Face Amount of your securities for every 1.00% that the Final Level is less than the Initial Level. Under these circumstances, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Index Return)
You will lose a significant portion or all of your investment at maturity if the Final Level is less than the Barrier Level. Any Payment at Maturity is subject to the credit of the Issuer.

Digital Return Percentage:	21.10%
Barrier Level:	484.253, equal to 70.00% of the Initial Level
Index Return:	Final Level – Initial Level Initial Level
Initial Level:	691.79, the Index closing level on the Trade Date
Final Level:	The Index closing level on the Final Valuation Date
Trade Date:	August 26, 2011
Issue Date	August 31, 2011
Final Valuation Date†:	February 25, 2013
Maturity Date†:	February 28, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 CP 4
ISIN:	US2515A1CP40

†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$20.00	$980.00
Total	$1,000,000.00	$20,000.00	$980,000.00
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000.00	$116.10

August 26, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Index from -100.00% to +100.00% and reflects the Initial Level of 691.79 and the Barrier Level of 484.25 (equal to 70.00% of the Initial Level) and reflects the Digital Return Percentage of 21.10%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities
1,383.58	100.00%	$1,211.00	21.10%
1,314.40	90.00%	$1,211.00	21.10%
1,245.22	80.00%	$1,211.00	21.10%
1,176.04	70.00%	$1,211.00	21.10%
1,106.86	60.00%	$1,211.00	21.10%
1,037.69	50.00%	$1,211.00	21.10%
968.51	40.00%	$1,211.00	21.10%
899.33	30.00%	$1,211.00	21.10%
830.15	20.00%	$1,211.00	21.10%
795.56	15.00%	$1,211.00	21.10%
760.97	10.00%	$1,211.00	21.10%
726.38	5.00%	$1,211.00	21.10%
691.79	0.00%	$1,211.00	21.10%
657.20	-5.00%	$1,000.00	0.00%
622.61	-10.00%	$1,000.00	0.00%
553.43	-20.00%	$1,000.00	0.00%
484.25	-30.00%	$1,000.00	0.00%
415.07	-40.00%	$600.00	-40.00%
345.90	-50.00%	$500.00	-50.00%
276.72	-60.00%	$400.00	-60.00%
207.54	-70.00%	$300.00	-70.00%
138.36	-80.00%	$200.00	-80.00%
69.18	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 691.79 to a Final Level of 760.97, resulting in an Index Return of 10.00%. Because the Final Level is greater than or equal to the Initial Level, the investor will receive a Payment at Maturity of $1,211.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 21.10%) = $1,211.00

Example 2: The level of the Index increases from the Initial Level of 691.79 to a Final Level of 1,037.69, resulting in an Index Return of 50.00%. Because the Final Level is greater than or equal to the Initial Level, the investor will receive a Payment at Maturity of $1,211.00 per $1,000 Face Amount of securities, even though the Final Level has increased beyond the Digital Return Percentage, calculated as follows:

$1,000.00 + ($1,000 x 21.10%) = $1,211.00

Example 3: The Final Level is equal to the Initial Level of 691.79, resulting in an Index Return of 0.00%. Because the Final Level is greater than or equal to the Initial Level, the investor will receive a Payment at Maturity of $1,211.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 21.10%) = $1,211.00

Example 4: The level of the Index decreases from the Initial Level of 691.79 to a Final Level of 622.61, resulting in an Index Return of -10.00%. Because the Final Level of 622.61 is less than the Initial Level of 691.79 but is greater than or equal to the Barrier Level of 484.25, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 5: The level of the Index decreases from the Initial Level of 691.79 to a Final Level of 415.07, resulting in an Index Return of -40.00%. Because the Final Level of 415.07 is less than the Barrier Level of 484.25, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — If the Final Level is greater than or equal to the Initial Level, your appreciation potential will be limited to the Digital Return Percentage of 21.10%, resulting in a maximum Payment at Maturity of $1,211.00 per $1,000 Face Amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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FULL DOWNSIDE EXPOSURE IF THE FINAL LEVEL IS LESS THAN THE BARRIER LEVEL — If the Final Level is less than the Barrier Level, you will be fully exposed to the negative Index Return. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE RUSSELL 2000® INDEX — The return on the securities is linked to the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Final Level is less than the Barrier Level, your investment will be fully exposed to the negative Index Return. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE DIGITAL RETURN PERCENTAGE — If the Final Level is greater than or equal to the Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the Digital Return Percentage of 21.10%, regardless of the appreciation in the Index, which may be significant. Accordingly, the maximum Payment at Maturity will be $1,211.00 for every $1,000 Face Amount of securities. You will receive a return reflecting the Digital Return Percentage only if the Final Level is greater than or equal to the Initial Level. If the Final Level is less than the Initial Level but greater than or equal to the Barrier Level, you will receive the return of your initial investment at maturity.  If the Final Level is less than the Barrier Level, your Payment at Maturity will be less than $1,000 per $1,000 Face Amount of securities, and you will lose a significant portion or all of your initial investment.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE INDEX — The return on your securities will probably not reflect the return you would realize if you directly invested in the Index. Your securities may trade quite differently from the Index. Changes in the market price of the Index may not result in a comparable change in the value of your securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Index closing level, including the Initial Level and Final Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Level of the Index and Payment at Maturity based on the Index closing levels. The calculation agent may postpone the determination of the Final Level if a market disruption event occurs on the Final Valuation Date and such postponement may adversely affect the return on your securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Index closing level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	the composition of the Index and any changes to the component stocks underlying it;

•	interest rates and yields in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index over the term of the securities may bear little relation to the historical levels of the Index and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index or whether the performance of the Index will result in the return of any of your investment.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Index;

•	You are willing to invest in the securities based on the Barrier Level and Digital Return Percentage;

•	You are willing to lose a significant portion or all of your initial investment if the Final Level is less than the Barrier Level;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Index;

•	You seek an investment with uncapped upside return;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Russell 2000® Index based on the daily Index closing levels from August 26, 2006 through August 26, 2011. The Index closing level on August 26, 2011 was 691.790. We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.00% or $20.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for these offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.